Exhibit 99.1

STANDARD COMMERCIAL CORPORATION

Annual Report on Form 10-K for the Fiscal Year Ended March 31, 2003

PART II

ITEM 6. SELECTED FINANCIAL DATA.

A comparison of selected financial data for the five years ended March 31, 2003 is presented below.

	Year ended March 31,
	2003	2002	2001(1)	2000	1999
	(In thousands, except share data)
Sales	$804,514	$780,385	$886,738	$882,648	$881,903
Income taxes	24,387	22,771	16,521	10,537	8,436
Income from continuing operations	43,966	37,016	20,306	11,005	13,542
Income (loss) from discontinued operations	(6,085)	(17,219)	819	(667)	(5,126)
Net income	37,881	19,797	21,125	10,338	8,415
Current assets	558,907	488,704	511,360	635,626	674,647
Total assets	748,300	650,642	691,905	814,558	871,771
Current liabilities	361,988	292,414	311,454	411,853	455,657
Long-term debt	$123,723	$146,812	$186,404	$199,645	$213,161
Average number of shares outstanding	13,458,520	13,324,134	13,127,962	12,956,462	12,842,495

Per share	2003	2002	2001 (1)	2000	1999
Net income from Continuing operations -basic	$3.26	$2.78	$1.55	$0.85	$1.06
Net income (loss) from Discontinued operations -basic	(0.45)	(1.29)	0.06	(0.05)	(0.40)
Net income – basic	2.81	1.49	1.61	0.80	0.66
Dividends paid	0.2375	0.20	0.20	0.20	0.15
Book value at year end	17.94	14.26	12.72	11.48	11.69
Market value at year end	$15.69	$19.22	$11.75	$3.50	$4.75

(1)	2001 results have been restated. See Note 19 to our consolidated financial statements.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements for the years ended March 31, 2003, 2002 and 2001 and the related Notes to Consolidated Financial Statements herein. This discussion presented below reflects the restatement of previously issued consolidated financial statements for fiscal year 2001. See below and Note 19 to the Consolidated Financial Statements for further discussion of this matter.

Discontinued Operations

As conditions in the wool industry deteriorated throughout the fiscal 2002 year, we decided to close and dispose of certain of our wool operating units for strategic reasons in fiscal 2002. Given the extremely difficult trading environment in the wool industry, we decided to shrink the wool division down to its core markets, namely, the key sourcing areas of Australia, the key processing/marketing areas of Europe and the carpet and scoured sectors of the UK and it’s subsidiary in Chile, which has remained relatively healthy throughout the cyclical downturn we are in. Accordingly, in fiscal 2002 we discontinued operations in four of our wool operating units located in Argentina, Holland, New Zealand and South Africa. During the second quarter of fiscal 2004, the Company decided to focus on the core tobacco operations and accordingly, exit all of the remaining wool operations. As a result of this decision to dispose of these operations they have been classified as available for sale and qualify for held for disposal treatment under Statement of Financial Accounting Standards, (SFAS), No. 144. These units are in Australia, the UK, Chile, France and Germany. These units are expected to be sold or terminated by September 30, 2004.

Subsequent to the issuance of our financial statements for the year ended March 31, 2001, we discovered that the accounting records for our specialty fibers unit in Holland had been falsified by local unit management to avoid disclosure of trading losses incurred in fiscal year 2001. As a result, we restated our 2001 financial statements to recognize these trading losses. The net income effect of the restatement resulted in a decrease of $1.5 million, net of taxes. As described above and in Note 1 under the subheading, “Basis of Presentation and Reclassification”, we disposed of our specialty fibers unit, as well as certain other non-core wool operating units, and consequently the restatement is reflected in the results of discontinued operations for the prior year.

General

We are principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco. We also purchase, process and sell various types of wool although we expect to have sold or terminated our wool operations entirely by September 30, 2004. For both the tobacco and wool businesses, the ability to obtain raw materials at favorable prices is an important element of profitability, although it is generally more important for wool than for tobacco because some customers pay us to purchase and process tobacco on a cost-plus basis. Obtaining raw materials at favorable prices must be coupled with a thorough knowledge of the types and grades of raw materials to assure the profitability of processing and blending to a customer’s specifications. Processing is capital-intensive and profit depends on the volume of material processed and the efficiency of the factory operations.

Historically, the cost of our materials, services and supplies has exceeded 80% of revenues. The cost of raw materials, interest expense and certain processing and freight costs are variable and thus are related to the level of sales. Most procurement costs (other than raw materials), certain processing costs, and most selling, general and administrative expenses, or SG&A, are fixed. The major elements of SG&A are employee costs, including salaries, and marketing expenses.

Tobacco purchases and sales are generally denominated in U.S. dollars. We regularly monitor our foreign exchange position and have not experienced material gains or losses on foreign exchange fluctuations. We enter into forward contracts solely for the purpose of limiting our exposure to short-term changes in foreign exchange rates.

Assets and liabilities of foreign subsidiaries are translated at period-end exchange rates. The effects of these translation adjustments are reported in other comprehensive income/(loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income.

Results of Operations

Consolidated Results of Operations for Fiscal Years ended March 31	2003	2002	Increase/ (Decrease)	2001	Increase/ (Decrease)
Sales	$804,514	$780,385	$24,129	$886,738	$(106,353)
Gross profit	143,025	132,990	10,035	110,018	22,972
Selling general and administrative	74,967	65,641	9,326	65,565	76
Income taxes	24,387	22,771	1,616	16,521	6,250
Income from continuing operations	43,966	37,016	6,950	20,306	16,710
Income/(loss) from discontinued operations	(6,085)	(17,219)	11,134	819	(18,038)
Net income	$37,881	$19,797	$18,084	$21,125	$(1,328)

Global Market Conditions

Tobacco Market Conditions

In general, the supply/demand models for flue-cured and burley styles of tobacco indicate a relatively balanced position globally. There is still an oversupply condition for the oriental styles. Most of the oriental oversupply is held by the Turkish monopoly.

In the United States, cigarette manufacturers began contracting in 2000 directly with tobacco farmers for their requirements, rather than purchasing tobacco at auction, and continue to do so. Consequently, our sales revenues have been and will be lower going forward. The first full year of the effects of direct contracting on our sales revenues is 2002. However, we still process the tobacco in our facilities for which we receive processing revenue. As a result, the trend toward direct purchasing by the cigarette manufactures has not had a material impact on our earnings because of the service income.

Political and economic turmoil continues to affect the Zimbabwe tobacco crop. This has not had a material impact on our operations in this country. The calendar 2003 crop is expected to be down from 165 million kilos last year, to approximately 75 to 85 million kilos. This crop is coming to market currently. There is a great deal of uncertainty regarding future production. It is widely believed that any shortfalls in the supply of flue-cured leaf that may occur in Zimbabwe can be offset by other markets, primarily Brazil and Argentina.

Regional Review of Tobacco Operations

African Region:

Political and economic turmoil continues to impact the Zimbabwe crop size, which is expected to continue to decrease from 165 million kilos in crop year 2002 to between 75 and 85 million kilos in crop year 2003. The Company’s organization in Zimbabwe has been restructured to reflect the decrease in Zimbabwe’s crop. This situation has also led to an overall decrease of flue-cured tobacco available on the world market. Customers have begun sourcing flue-cured tobacco from other areas in the world, such as Brazil. The Company’s Malawi operation primarily sources and processes burley tobaccos. However, in response to the decrease in the Zimbabwe crop size, the Malawi operation is also pursuing various projects to grow the Company’s share of the expanding flue-cured crop in Malawi. In addition, over the past several years, the Company has developed additional sources of flue-cured and burley tobacco in Zambia and Mozambique and those operations continue to be expanded. These tobaccos are processed at the Malawi factory, thereby providing economies of scale efficiencies for the Malawi operation. In Kenya, the Company had a successful first year in operating its own Dark Fired tobacco growing venture.

Asian Region

The Company continues to leverage its leading market positions in China, Thailand and India in order to provide its customers with low cost, high quality tobacco. The construction of a new processing facility in Indonesia will also provide a high quality product, produced to international standards. This joint venture is a partnership, based on long-standing relationships, in which the Company has a 55% ownership, and is in direct response to customer’s needs and is part of the Company’s ASEAN strategies. Completion and start-up of the facility is expected in October 2003. There have already been many positive indications of strong customer support.

European Region

For the upcoming crop year, the Company’s Spanish operation has increased its sourcing of Spanish tobacco by an estimated 55%. This will allow additional tobaccos to be offered to customers, as well as improving the cost structure through economies of scale benefits, which are expected to be achieved by the additional volumes processed. Volumes for the Italian operation have increased by approximately 66%. These increases are mainly the result of contracting additional leaf tobaccos and increased volumes related to the Toasted Burley and Blended strip facility, which is expected to come on-line in July 2003. There has been a major shift in Turkey as the result of the New Turkish Tobacco Law. The Law makes it necessary for Tobacco Merchants to carry out direct contract buying with the farmers. However, it no longer requires Tekel, the Turkish Tobacco Monopoly, to purchase excess stocks from the farmers as a means of a price support system. Throughout the European region, the strengthening Euro versus the US Dollar has had a significant impact on the cost of tobacco. Some US dollar based sales have underlying Euro based costs, which shrinks the margins as the Euro gains against the US dollar. Some of the increase is mitigated through increased US dollar prices to combat the increased costs due to exchange rate losses.

CIS Region

The CRES operation in Russia faced increasing pressures to maintain its performance targets this year. No growth occurred in the overall market and a new competitor has moved into the market place that has forced a reduction in volumes and gross margins. The Kyrgyzstan operation continues to increase the availability of tobaccos that it can source and sell to customers.

South American Region

In December 2001, the Company finalized the acquisition of a new processing facility in Argentina. During its second season of operations, customer support has grown and the Argentine operation is making a strong contribution to net income this year. In line with the Company’s worldwide ISO 9002 certification program, and its commitment to producing quality tobaccos for customers, the Argentine operation was recently ISO 9002 certified. Brazil continues its solid contributions to net income. There has been some transitioning by customers from the Zimbabwe crop to the Brazilian crop and this is expected to continue in fiscal 2004.

North American Region

The USA tobacco market has become a predominantly domestic market. For tobacco merchants, the US tobacco business has evolved into a processing operation for domestic cigarette manufacturers as most manufacturers in the United States are purchasing their tobacco directly from the farmers. Opportunities for tobacco export sales are limited due to the availability of lower cost, but similar quality, tobacco is available in other countries such as Brazil. The Company’s processing volume increased by approximately 76% mainly as a result of acquiring an additional processing facility in April 2002. The Company processes approximately one-third of the total Flue-cured and Burley tobacco grown in the USA.

Comparison of the Year ended March 31, 2003 to the Year ended March 31, 2002

Sales: Sales for the Tobacco Division’s operations for the twelve months ended March 31, 2003 increased by $24.1 million to $804.5 million. Overall, excluding the US market, tobacco unit volume was up 2.3%. Increased sales in South America were driven by a full year inclusion of the acquisition of a tobacco processing facility in Argentina in December 2001 and the continued increase in volumes sold from the Brazilian operation. In Africa, sales revenue gains were achieved in Kenya/Congo, Malawi and South Africa. Zimbabwe sales continue to decrease as the Zimbabwe crop size shrinks as a result of the prolonged political and economic turmoil. Sales growth was also achieved in China, India, Italy, Spain, Indonesia, Thailand and Canada. Sales declined in Greece, Turkey and in the value-added processing units.

Gross Profit and Cost of Sales: For tobacco, gross profit for the twelve-month period of $143.0 million was up 7.5% from the prior period. This was due primarily to the Company’s recent acquisition of tobacco processing facilities in the USA and Argentina. In addition to the sales gains noted above, improved mix and throughput efficiencies also led to gains in certain operations.

Selling, General and Administrative Expenses: SG&A expenses were up $9.3 million compared to the prior year. The increases in SG&A are largely due to the $7.0 million settlement of the Deloach case in the US, the first full year of inclusion of the acquired processing facilities in the USA and Argentina, the weaker US dollar, higher insurance, legal and professional expenses and normal inflationary increases. These increases were partly offset by a $3.0 million reduction in estimated costs of non-US employee benefit plans.

Interest Expense and Other Income (Expense), Net: Interest expense was lower due to reduced long-term debt levels as a result of the Company’s debt buy-back program and lower interest rates. Other income (expense), net was higher than the prior year due to the recovery of a previously written-off receivable and higher gains on asset sales and insurance proceeds.

Income Taxes, Minority Interest and Equity in Earnings of Affiliates: Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate was slightly lower than a year earlier. Equity in earnings of affiliates was higher than the prior year primarily due to the improved performance of the Company’s Kyrgyzstan joint venture. Minority interest relates to the construction of the Indonesia processing facility being undertaken by the Company’s new Indonesia joint venture. The completion and start-up of the facility is expected to be in October 2003.

Income from Continuing Operations. Income from continuing operations was $44.0 million versus $37.0 million in the prior year as conditions continued to improve and investments in key markets were brought fully on line. Key areas that improved were the U.S., Brazil, Argentina and Thailand.

Loss from Discontinued Operations. The loss from discontinued operations was $6.1 million for fiscal 2003 versus $17.2 million for the prior year. This expense includes the operating losses of the discontinued wool units up to the time these units were sold/closed.

Net Income: Consolidated Net Income was $37.9 million an increase of 91% over the prior year, which was heavily impacted by the decision to discontinue the wool operating units.

Comparison of the Year ended March 31, 2002 to the Year ended March 31, 2001

Sales. Sales from continuing operations for the 12 months ended March 31, 2002 were $780.4 million, down 12.0% from a year earlier. This reduction is due to the changes in the way U.S. cigarette manufacturers now purchase the majority of their leaf supplies directly from the farmer. We still perform handling and processing services for the leaf. Total volumes processed in the U.S. were basically level with the prior year. Overall, excluding the U.S. market, tobacco unit volume was up 15%. Sales revenue increases in South America were driven by the addition of additional processing capacity in Brazil and continued strong sales in our core business there. In Africa, sales revenue gains were achieved in Kenya/Congo and Zimbabwe. Sales gains were also achieved in China, Italy and increases were recorded for Canada. Sales in our CRES operation in the CIS were level with the prior year as that unit continues to operate at full capacity.

Gross Profit and Cost of Sales. Gross profit for the 12-month period of $133.0 million was up 20.9% from the prior period. This was due mostly to the sales gains noted above in the tobacco business, improved mix and throughput efficiencies

Selling, General and Administrative Expenses. SG&A expenses were level with the prior year as the prior year included expenses associated with exiting Tanzania and current year cost-cutting programs.

Interest Expense and Other Income (Expense), Net. Interest expense was lower due to reduced long-term debt levels. Other income (expense), net was $2.5 million lower because the prior year included gains on the early extinguishment of long-term debt of $4.8 million versus a loss of $1.6 million in 2002 and partly offset by losses on sales of assets and investments related to exiting Tanzania in 2001.

Income Taxes, Minority Interests and Equity in Earnings of Affiliates. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate was lower than a year earlier, but remained high due mainly to losses in areas where tax relief is not available and the impact of hyperinflation on taxes in Turkey.

There were no earnings attributed to minority interests in fiscal 2002 as fiscal 2001 was the last year of our minority partner structure in the Greece and Turkey markets. Equity in earnings of affiliates was down from the prior year primarily due to seasonal business factors.

Income from Continuing Operations. Income from continuing operations was $37.0 million versus $20.3 million in the prior year as conditions continued to improve and investments in key markets were brought fully on line. Key areas that improved were the U.S., Brazil and Thailand.

Loss from Discontinued Operations. The loss related to discontinued operations was $17.2 million for fiscal 2002 versus a gain of $0.8 million for the prior year on a restated basis. This expense includes the operating losses of the aforementioned units, estimated closure costs and the write-off of associated foreign currency translation adjustments. As noted above, we had early adopted the provisions of SFAS No. 144 and have reflected the exit from these businesses as discontinued operations.

Net Income. Net income was $19.8 million versus $21.1 million for the 12 months ended March 31, 2001.

Liquidity and Capital Expenditures

The following table is a summary of items from the Consolidated Balance Sheet and the Statement of Consolidated Cash Flows

Years Ended March 31 (in millions, except for current ratio)	2003	2002	2001
Cash and cash equivalents	$26,570	$24,684	$34,995
Receivables	169,550	133,024	164,822
Inventories	216,272	185,711	183,021
Total current assets	558,907	488,704	528,810
Short-term borrowings	182,103	132,379	151,602
Accounts payable	135,444	105,965	118,626
Total current liabilities	361,988	292,414	315,118
Current ratio	1.54 : 1	1.67 : 1	1.68 : 1
Total long-term debt	123,723	146,812	186,404
Stockholders’ equity	242,125	190,653	168,625
Capital expenditures, net of disposals	34,427	11,776	11,870
Depreciation and amortization	$16,886	$17,250	$16,398

Working capital at March 31, 2003 was $196.9 million, essentially unchanged from the $196.3 million at March 31, 2002. Increases in inventories and receivables stemming from the addition of new operations and increased sales were offset by increases in short-term borrowings. The Company has used cash to repurchase long-term debt. The Company continues to closely monitor its inventories, which fluctuate depending on seasonal factors and business conditions.

Capital expenditures were $36.2 million, $12.3 million and $14.3 million for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Capital expenditures for 2003 related mostly to the purchase of a processing facility in the US, the construction of a new tobacco processing facility in Indonesia and routine expenditures and construction of warehousing space in several areas. Capital expenditures for 2002 related mostly to routine expenditures, purchase of the tobacco processing assets in Argentina and the completion of a second processing line in Brazil. We expect routine capital expenditures to total approximately $16.0 million for the fiscal year ending March 31, 2004.

For 2003, cash provided by operating activities totaled $21.2 million, primarily due to higher net income, and an increase in payables. Cash used for investing activities of $34.8 million for 2003 included capital expenditures of $36.2 million mostly for tobacco activities including $2.5 million in Brazil, $20.6 million in the United States, and $2.9 million in Africa.

Financing Arrangements. We incur short-term debt to finance our seasonal working capital needs, which typically peak in the third quarter, under secured lines of credit with several banks. At March 31, 2003, total available short-term credit facilities for continuing operations was $478.2 million, compared to $477.9 million at March 31, 2002, with $22.2 million versus $13.6 million in 2002 being utilized for letters of credit and guarantees and $273.9 million was unused in 2003 versus $331.9 million in 2002. These amounts include the credit available for our discontinued wool operations as the borrowing for the wool companies are guaranteed by the Company and remain in consolidated debt amounts.

On August 1, 1997, our major tobacco subsidiaries entered into a revolving bank facility. The facility provides for borrowings of $200.0 million for working capital and other general corporate purposes, and the interest rate on borrowings under the facility is subject to change depending on our financial performance. The rate is currently LIBOR plus 0.625%. The borrowings under the facility are guaranteed by the Company and certain of our tobacco subsidiaries and secured by substantially all of the assets of the borrowing subsidiaries and a pledge of all of the capital stock of the subsidiaries not otherwise pledged to secure other obligations.

On May 19, 1999, the amount of the facility was increased from $200.0 million to $233.0 million and the maturity date was extended from July 31, 2000 to July 31, 2002. In fiscal 2000, this facility was increased to $250.0 million with the addition of two banks. Terms of the facility were unchanged.

On June 7, 2001, our major tobacco subsidiaries amended their revolving bank credit facility. The facility was decreased from $250.0 million to $230.0 million and the maturity date was extended to July 31, 2003 from July 31, 2002. Financial covenants and other terms and conditions were essentially unchanged.

On August 26, 2002, our major tobacco subsidiaries amended their revolving bank credit facility. The facility was decreased from $230.0 million to $210.0 million and the maturity date was extended to July 31, 2005 from July 31, 2003. Financial covenants and other terms and conditions were essentially unchanged.

Additionally, as of March 31, 2003, local lines were available for the remainder of the tobacco division of approximately $167.1 million in addition to separate facilities for the wool division of $101.1 million.

On November 13, 1991, we issued $69.0 million of our 7 1/4% convertible subordinated debentures, which are due March 31, 2007. The debentures are currently convertible into shares of our common stock at a conversion price (as adjusted for subsequent stock dividends) of $29.38. The debentures are subordinated in right of payment to all senior indebtedness. As of March 31, 1995, the debentures became redeemable in whole or in part at our option. Beginning March 31, 2003, we are obligated to make annual sinking fund payments sufficient to retire at least 5% of the principal amount of issued debentures reduced by earlier conversions, redemptions and repurchases. Holders of the debentures have the right to demand redemption under certain conditions, including a change in control of our company, mergers and consolidations and distributions with respect to our capital stock. We may elect to redeem debentures under these circumstances for common stock in lieu of cash. In fiscal 2001, we repurchased $17.3 million of these notes at an after-tax gain of $3.2 million. In fiscal 2002, we purchased an additional $1.7 million of these debentures at an after-tax gain of $0.1 million. In fiscal 2003, we repurchased an additional $4.9 million of these debentures near par value. Due to these repurchases, the sinking fund requirements noted above have been satisfied in full.

On August 1, 1997, our U.S. tobacco subsidiary consummated the sale and issuance of $115.0 million of 8 7/8% senior notes. The notes are due in 2005. In fiscal 2002, we repurchased/called a total of $31.0 million of the notes. The net loss after tax on the repurchase of these notes was $1.2 million. In fiscal 2003, we repurchased an additional $18.8 million of these notes at prices slightly below par value. The write-off of associated issue expenses resulted in an after-tax loss of $121.5 thousand

Our contractual obligations, excluding long term debt, are outlined in Note 12 to our financial statements and consist mostly of lease payments for facilities that in the aggregate are not material amounts. Additionally, we make advances to suppliers that will be repaid by delivery of tobacco at the end of the respective growing season and are a routine feature of our business in certain parts of the world. The maximum amount of advances outstanding during the last fiscal year was $51.2 million.

Based on the outlook for the business for the next 12 months, we anticipate that we will be able to service the interest and principal on our indebtedness, maintain adequate working capital and provide for capital expenditures out of operating cash flow and available borrowings under our credit facilities. Our future operating performance will be subject to economic conditions and to financial, political, agricultural and other factors, many of which are beyond our control.

Debt agreements to which our subsidiaries and we are parties contain financial covenants, which could restrict the payment of cash dividends. Under the most restrictive covenant, we had approximately $33.3 million of retained earnings available for distribution as dividends at March 31, 2003.

Tax and Repatriation Matters

Our subsidiaries and we are subject to income tax laws in each of the countries in which we do business. We make a comprehensive review of the income tax requirements of each of our operations, file appropriate returns and make appropriate income tax provisions. These are determined at the individual subsidiary level and at the corporate level on both an interim and annual basis. We provide valuation allowances on deferred tax assets for our subsidiaries that have a history of losses. We cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. We follow these processes using an appropriate combination of internal staff at both the subsidiary and corporate levels as well as independent outside advisors in review of the various tax laws and in compliance reporting for the various operations.

The undistributed earnings of certain foreign subsidiaries are not subject to additional foreign income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. We intend to reinvest such undistributed earnings indefinitely; accordingly, no provision has been made for U.S. taxes on those earnings. We regularly review the status of the accumulated earnings of each of our U.S. and foreign subsidiaries as part of our overall financing plans.

Off Balance Sheet arrangements and Aggregate Contractual Obligations

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources as defined under the rules of SEC release No. FR-67.

We have both capital and operating leases. In accordance with accounting principles generally accepted in the United States, operating leases are not reflected in the accompanying Consolidated Balance Sheet. The operating leases are generally for land, buildings, automobiles and other equipment. The capital leases are primarily for production machinery and equipment. The capitalized lease obligations are payable through 2012.

We have tobacco purchase obligations that results from contracts with growers to buy either specified quantities of tobacco or the grower’s total tobacco production.. This is a normal and routine practice in our industry in some areas, notably South America. At March 31, 2003, we had contractual obligations with tobacco growers in Brazil to purchase tobacco for approximately $23.1 million.

Critical Accounting Policies and Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in our financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from the estimates. Such differences could be material to our financial statements.

A critical accounting policy is one that is both important to the portrayal of our financial condition and results and requires our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that our following accounting policies fit this definition:

Discontinued operations. In August 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144 a component of a business that is held for sale is reported in discontinued operations if the operations and cash flows will be, or have been eliminated from the on-going operations of the company and the company will not have any significant continuing involvement in such operations. In the quarter ended March 31, 2002, we adopted the provisions of SFAS No. 144. Accordingly our financial statements include our wool units as discontinued operations.

While we believe our current estimates of discontinued operations liabilities are adequate, it is possible that future events could require us to make significant adjustments for revisions to these estimates.

Inventory. We review inventories for changes in market value based on assumptions related to future demand and worldwide and local market conditions. If actual demand and market conditions are less favorable than our projections, adjustments to lower of cost or market value may be required. We provide for the adjustments to lower of cost or market value through our valuation reserves which total $8.0 and $8.5 million at March 31, 2003 and 2002, respectively.

Income Taxes. We, through our subsidiaries, are subject to the tax laws of many jurisdictions. We are subject to a tax audit in each jurisdiction in which our subsidiaries operate, which could result in changes in taxes. For financial statement purposes, the tax benefit of net operating loss and credit carry forwards is recognized as a deferred tax asset, subject to appropriate valuation allowances when it is determined that recovery of the deferred tax asset is unlikely. We evaluate the tax benefits of net operating loss and credit carry forwards on an ongoing basis. These assumptions could be affected by changes in future taxable income and its sources and changes in U.S. and foreign tax laws and rates. Our effective tax rate could be impacted by changes in these assumptions.

Contingencies. A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under generally accepted accounting principles, provisions for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated. An example is the establishment of a reserve for losses in connection with unresolved legal matters. Litigation is subject to many uncertainties, and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against us. We are unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate. Accordingly, no liability is currently recorded in the consolidated financial statements for such litigation.

Retirement benefits. We have pension and other postretirement benefit (i.e. health care and life insurance) costs and obligations that are dependent on assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, health care cost trends, inflation, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension and other postretirement benefits costs and obligations.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for our judgment in their application. There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto, which contain accounting policies and other disclosures required by generally accepted accounting principles.

Acquisitions and Dispositions

During fiscal year 2003, we completed the purchase of the processing assets of Export Leaf Tobacco, a subsidiary of Brown and Williamson Tobacco Company in the US. As part of the purchase agreement, we entered into a long-term processing contract for their US leaf requirements. We also have begun construction of a leaf processing facility on a joint venture basis in Indonesia that is expected to be completed in October 2003. Both of these acquisitions were made with internally generated cash flows.

During the fiscal year ended March 31, 2002, we completed one major acquisition. In December 2001, we finalized the purchase of the processing assets of Nobleza Picardo, a subsidiary of British American Tobacco (BAT), in Argentina. As part of the purchase, we also signed a long-term contract with Nobleza for the processing of their Argentine leaf requirements.

As noted above and in Note 2 to the Consolidated Financial Statements, we discontinued four wool operating units in fiscal 2002. The New Zealand business was sold to a management led group and was finalized in December 2002. The South African processing facility was closed and the assets sold. The sales company was sold to the existing management team. The Argentina unit and the Tentler specialty fibers operation were closed and are in the process of final liquidation. Proceeds from these sales and closures were not material. In September 2003, we decided to exit the remaining wool units and began a divestiture plan that should result in the sale or closure of the remaining wool units located in Australia, UK, Chile, France and Germany. We expect to complete the exit by September 30, 2004.

For the year ended March 31, 2001, we exited or exchanged ownership interest in two areas. Based on weak market fundamentals, we exited the Tanzanian tobacco market. All assets were sold and a net loss of $5.7 million was recorded. Also in fiscal 2001, the Company traded its 51% ownership interest in its Greek subsidiary for the remaining 49% ownership interest in its Turkish operation. This was accomplished for tax purposes, as a tax-free exchange of assets subject to a private-letter ruling from the Internal Revenue Service of the US. For financial statement purposes, the transaction was recorded at fair value. Consequently, we now own 100% of the Turkish subsidiary and have only a limited trading presence in Greece.

Recent Accounting Developments

On April 1, 2001, we adopted Statement of Financial Accounting Standards No. (SFAS No.) 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes new accounting and disclosure requirements for most derivative instruments and hedge transactions involving derivatives. SFAS No. 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS No. 133, in the year ended March 31, 2002 we recorded a cumulative effect loss adjustment of $2.1 million, net of applicable taxes, in other comprehensive income to recognize the fair value of all derivatives designated as cash flow hedging instruments. Our derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, we do not use derivative instruments unless there is an underlying exposure. Our foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that the effective portion of the changes in fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2003, we had foreign exchange contracts outstanding with a notional value of $36 million and a fair value of $37 million.

In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and the use of the pooling-of-interest method is no longer allowed. SFAS No. 142 requires upon adoption that the amortization of goodwill cease and the carrying value of goodwill be evaluated for impairment on a periodic basis. We were required to implement SFAS No. 142 during fiscal 2003, which resulted in the discontinuance of approximately $1.5 million of goodwill amortization.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. In addition, the statement broadens the presentation of discontinued operations to include more disposal transactions. We early adopted SFAS No. 144 during fiscal 2002, and accordingly recognized as discontinued operations the results from four wool operating units that we targeted for sale in fiscal 2002.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections. One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption, we will follow APB 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002. We adopted this statement in fiscal 2004 and accordingly reclassified on a pre-tax basis $16,000, $1.1 million and $3.2 million as previously reported, net of tax as an extraordinary item, for the fiscal years ended March 31, 2003, 2002 and 2001, respectively to Other income/(expense) to conform with the requirements of SFAS No. 145.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

COMPANY REPORT ON FINANCIAL STATEMENTS

Standard Commercial is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on estimates and judgment where appropriate.

In meeting its responsibility for both the integrity and fairness of these statements and information, the Company depends on the accounting system and related internal controls that are designed to provide reasonable assurance that transactions are authorized and recorded in accordance with established procedures, that assets are safeguarded and that proper and reliable records are maintained.

The concept of reasonable assurance is based on the recognition that the cost of an internal control system should not exceed the related benefits. Because of inherent limitations in any system of controls, there can be no absolute assurance that errors or irregularities will not occur. Nevertheless, we believe that our internal controls provide reasonable assurance as to the integrity and reliability of our financial records.

As an integral part of the internal control system, Standard maintains a professional staff of internal auditors who monitor compliance with and assess the effectiveness of the internal controls and recommend improvements thereto. The Audit Committee of the Board of Directors, composed solely of outside directors, meets quarterly with Standard’s management and internal auditors, and at least annually with its independent auditors, to review matters relating to financial reporting, internal controls and the extent and results of the audit effort. The internal auditors and independent auditors have direct access to the Audit Committee with or without management present. The financial statements have been examined by Deloitte & Touche LLP, independent auditors, who render an independent professional report on the Company’s financial statements. Their appointment was approved by the Audit Committee, and ratified by the shareholders. Their report on the financial statements is based on auditing procedures, which include performing selected tests of transactions and records as they deem appropriate. These auditing procedures are designed to provide reasonable assurance that the financial statements are fairly presented in all material respects.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of and Shareholders of Standard Commercial Corporation:

We have audited the accompanying consolidated balance sheets of Standard Commercial Corporation, (the “Company”) as of March 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2003 and 2002, and the results of its operations and cash flows for each of the three years in the period ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19, the accompanying consolidated financial statements as of and for the year ended March 31, 2001 have been restated.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. As discussed in Note 1 to the consolidated financial statements, on March 31, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As discussed in Note 1 to the consolidated financial statements, on April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

As discussed in Note 1 to the consolidated financial statements, the Company applied the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections and reclassified the extraordinary loss on early retirement of debt in 2001 to continuing operations.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Raleigh, North Carolina

June 4, 2003 (February 9, 2004 as to the adoption on March 31, 2003 of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections, discussed in Note 1 and the impact of restating the wool operations as discontinued operations to conform to SFAS No. 144, as discussed in Note 2)

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 AND 2002 (IN THOUSANDS, EXCEPT SHARE DATA)

	2003	2002
ASSETS
Cash	$26,570	$24,684
Receivables (Note 3)	169,550	133,024
Inventories (Notes 1 and 4)	216,272	185,711
Assets of discontinued operations (Note 2)	142,981	137,780
Prepaid expenses	2,300	6,974
Marketable securities (Note 1)	1,234	531

Current assets	558,907	488,704

Property, plant and equipment (Notes 1 and 5)	146,861	121,619
Investment in affiliates (Notes 1 and 6)	7,421	6,541
Goodwill (Note 1)	9,003	9,003
Other assets (Notes 1 and 7)	26,108	24,775

TOTAL ASSETS	$748,300	$650,642

LIABILITIES
Short-term borrowings (Notes 2 and 8)	$182,103	$132,379
Current portion of long-term debt (Note 10 and 16)	5,107	10,309
Accounts payable and accrued liabilities (Note 9)	135,444	105,965
Liabilities of discontinued operations (Note 2)	29,164	33,294
Taxes accrued (Note 15)	10,170	10,467

Current liabilities	361,988	292,414

Long-term debt (Notes 10 and 16)	78,672	96,823
Convertible subordinated debentures (Notes 10 and 16)	45,051	49,989
Retirement and other benefits (Note 11)	13,871	16,845
Deferred income taxes (Notes 1 and 15)	4,753	3,918

Total liabilities	504,335	459,989

MINORITY INTERESTS (Note 1)	1,840	—

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.65 par value
Authorized shares—1,000,000; none issued
Common stock, $0.20 par value
Authorized shares—100,000,000; issued—16,110,750 and 15,985,848 at March 31, 2003 and 2002, respectively (Note 13)	3,222	3,197
Additional paid-in capital	108,453	106,077
Unearned restricted stock plan compensation	(2,991)	(2,000)
Treasury stock at cost, 2,617,707 shares at March 31, 2003 and 2002	(4,250)	(4,250)
Accumulated other comprehensive income	(29,804)	(45,183)
Retained earnings	167,495	132,812

Total shareholders’ equity	242,125	190,653

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$748,300	$650,642

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2003	2002	2001 *
SALES	$804,514	$780,385	$886,738
COST OF SALES:
Materials, services and supplies (Note 4)	649,874	633,771	753,837
Interest	11,615	13,624	22,883

Gross profit	143,025	132,990	110,018

Selling, general and administrative expenses	74,967	65,641	65,565
Other interest expense (Note 10)	4,307	8,529	10,693
Other income/(expense)—net (Note 14)	3,707	1,254	3,751

Income before income taxes	67,458	60,074	37,511
Income taxes (Notes 1 and 15)	24,387	22,771	16,521

Income after income taxes	43,071	37,303	20,990
Minority interests (Note 1)	49	—	(644)
Equity in earnings/(loss) of affiliates (Note 6)	846	(287)	(40)

Income from continuing operations	43,966	37,016	20,306
Income/(loss) from discontinued operations (Note 2)	(6,085)	(17,219)	819

Net income	37,881	19,797	21,125

Other comprehensive income (loss):
Translation adjustment	14,374	(1,087)	(8,959)
Reclassification for translation adjustment
Recognized in net income	68	4,462	8,934
Benefit liability in excess of intangibles assets	121	—	—
Cumulative effect of change in accounting for derivative financial instruments	—	(2,067)	—
Derivative financial instruments	816	1,888	—

Total other comprehensive income/(loss)	15,379	3,196	(25)

Comprehensive Income	$53,260	$22,993	$21,100

EARNINGS PER COMMON SHARE (Note 1):
Basic:
From continuing operations	$3.26	$2.78	$1.55
From discontinued operations	(0.45)	(1.29)	0.06
Net	$2.81	$1.49	$1.61
Average shares outstanding	13,459	13,324	13,128
Diluted:
From continuing operations	$3.06	$2.61	$1.53
From discontinued operations	(0.40)	(1.14)	0.05
Net	$2.66	$1.47	$1.58
Average shares outstanding	15,081	15,138	15,294

*	2001 Restated—see note 19

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED MARCH 31, 2003, 2002, and 2001

(IN THOUSANDS, EXCEPT SHARE DATA)

	Number of Shares of Common Stock		Common Stock Par Value	Additional Paid-In Capital	Unearned Restricted Stock Plan Compensation	Treasury Stock At Cost	Accumulated Other Comprehensive Income (Translation Adjustment)	Retained Earnings	Total Shareholders’ Equity
	Issued	Treasury
March 31, 2000	15,605,725	2,617,707	$3,121	$102,986	$(1,603)	$(4,250)	$(48,354)	$97,177	$149,077

Net income *								21,125	21,125
Other comprehensive income							(25)	—	(25)
Cash dividends, $0.20 per share								(2,622)	(2,622)
Dividends reinvested	11,718		2	66					68
RSP shares awarded	202,857		41	834	(875)				—
RSP compensation earned					679				679
Exercise of employee stock options	9,100		2	108					110
401(k) contribution	46,211	—	9	204	—	—	—	—	213

March 31, 2001 *	15,875,611	2,617,707	3,175	104,198	(1,799)	(4,250)	(48,379)	115,680	168,625

Net income								19,797	19,797
Other comprehensive income							3,196	—	3,196
Cash dividends, $0.20 per share								(2,665)	(2,665)
Dividends reinvested	5,122		1	89					90
RSP shares awarded	66,447		13	1,091	(1,104)				—
RSP compensation earned					903				903
RSP shares forfeited									—
Exercise of employee stock options	25,295		5	487					492
401(k) contribution	13,373	—	3	212	—	—	—	—	215

March 31, 2002	15,985,848	2,617,707	$3,197	$106,077	$(2,000)	$(4,250)	$(45,183)	$132,812	$190,653

Net income								37,881	37,881
Other comprehensive income							15,379		15,379
Cash dividends, $0.2375 per share								(3,198)	(3,198)
Dividends reinvested	5,900		1	106					107
RSP shares awarded	116,908		23	2,207	(2,230)				—
RSP compensation earned					871				871
RSP shares forfeited	(21,520)		(4)	(364)	368				—
Exercise of employee stock options	10,525		2	189					191
401(k) contribution	13,089	—	3	238	—	—	—	—	241

March 31, 2003	16,110,750	2,617,707	$3,222	$108,453	$(2,991)	$(4,250)	$(29,804)	$167,495	$242,125

*	2001 Restated—see note 19

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2003, 2002 AND 2001 (IN THOUSANDS)

	2003	2002	2001*
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$37,881	$19,797	$21,125
Loss/(gain) from discontinued operations	6,085	17,219	(819)
Depreciation and amortization	16,886	17,250	16,398
Minority interest	(49)	—	645
Deferred income taxes	(594)	(3,545)	(419)
Undistributed (earnings)/losses of affiliates net of dividends received	(846)	287	40
(Gain)/loss on buyback of debt	(16)	1,081	(3,200)
(Gain)/loss on disposition of fixed assets	(601)	27	2,214
Other	(3,508)	1,002	(1,821)

	55,238	53,118	34,163

Net changes in working capital other than cash:
Receivables	(29,093)	28,280	5,218
Inventories	(24,870)	(3,012)	62,492
Current payables	20,796	(5,951)	27,906

Cash provided from continuing operations	22,071	72,435	129,779
Cash used for discontinued operations	(915)	(484)	(4,288)

Cash provided by operating activities	21,156	71,951	125,491

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Additions	(36,223)	(12,305)	(14,255)
Dispositions	1,796	365	2,933
Business (acquisitions)/dispositions	—	164	(548)

Cash used for continuing operations	(34,427)	(11,776)	(11,870)
Cash used for discontinuing operations	(395)	(1,895)	(2,508)

Cash used for investing activities	(34,822)	(13,671)	(14,378)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	8,912	9,615	15,671
Repayment of long-term borrowings	(17,786)	(22,815)	(16,374)
Net change in short-term borrowings	49,724	(19,223)	(93,280)
Buyback of debt	(23,745)	(33,744)	(14,148)
Dividends paid	(3,198)	(2,665)	(2,622)
Other	539	481	1,266

Cash provided by/(used in) for financing activities	14,446	(68,351)	(109,487)

Effect of exchange rate changes on cash	1,106	(240)	608

INCREASE (DECREASE) IN CASH FOR PERIOD	1,886	(10,311)	2,234

CASH, beginning of period	24,684	34,995	32,761

CASH, end of period	$26,570	$24,684	$34,995

CASH PAYMENTS FOR:
Interest	$17,068	$20,786	$28,720
Income taxes	$22,489	$21,342	$15,720

*	2001 Restated—see note 19

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company is principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco The Company purchases tobacco primarily in the United States, Africa, Australia, South America and Asia for sale to customers in the United States, Europe and Asia.

SIGNIFICANT ACCOUNTING POLICIES

Consolidation: The accounts of all subsidiary companies are included in the consolidated financial statements and all intercompany transactions have been eliminated. Investments in affiliated companies are accounted for by the equity method of accounting.

Foreign Currency: Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The effects of these translation adjustments are reported as other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income. Net amounts included in the income statement relating to foreign currency losses (in thousands) were $189, $629 and $325 in 2003, 2002 and 2001, respectively.

Marketable Securities: Marketable securities are classified as available for sale and consist of liquid equity securities. The specific identification method is used to determine gains and losses when securities are sold.

Goodwill and Other Intangibles: Effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires the use of the purchase accounting method for business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 uses a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. Intangible assets with finite useful lives will continue to be amortized over their useful lives.

Under SFAS No. 142, goodwill must be tested for impairment as of the beginning of the year in which the statement is adopted in its entirety. SFAS No. 142 allowed six months from the date the statement was initially applied to complete the transitional goodwill impairment test. The Company completed the process of performing the transitional goodwill impairment test as of April 1, 2002 in the second quarter of 2003, and as a result of the test performed, management believes that goodwill was not impaired as of April 1, 2002 and at March 31, 2003.

SFAS No. 142 also requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. The Company elected to perform its annual goodwill impairment test as of September 30, and any subsequent impairment losses, if any, will be reflected in operating income in the statement of operations.

The carrying value of other intangible assets as of March 31, 2003 in the amount of $2.3 million, net, represents deferred long-term debt financing fees. These intangible assets were determined by management to meet the criterion for recognition apart from goodwill and to have finite lives. The Company did not have any indefinite-lived intangible assets, other than goodwill, as of the April 1, 2002 transition date or the March 31, 2003 balance sheet date. Based on management’s analysis of all pertinent factors, no adjustments were necessary

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

to the remaining useful lives of these assets, which will continue to be amortized on a straight-line basis through 2007. Amortization expense associated with these intangible assets was $2.0 million and $2.5 million for the years ended March 31, 2003 and 2002, respectively. Annual amortization expense for these intangible assets is expected to be $0.9 million in 2004, $0.9 million in 2005, $0.4 million in 2006, and $0.1 million in 2007.

The adoption of SFAS No. 142 effective April 1, 2002 resulted in the elimination of pretax goodwill amortization expense in the amount of $1.5 million for the year ended March 31, 2003. The following table provides a reconciliation of net income and earnings per share, reflecting the impact of the adoption of SFAS No. 142 on a pro forma basis for the years ended March 31, 2002 and 2001.

(In thousands)	2003	2002	2001
Reported net income	$37,881	$19,797	$21,125
Add: Goodwill amortization	—	1,534	1,534

Adjusted net income	$37,881	$21,331	$22,659

Reported basic earnings per share	$2.81	$1.49	$1.61
Add: Goodwill amortization	—	0.12	0.12

Adjusted basic earnings per share	$2.81	$1.61	$1.73

	Twelve months ended March 31
	2003	2002	2001
Reported diluted earnings per share	$2.66	$1.47	$1.58
Add: Goodwill amortization	—	0.10	0.10

Adjusted diluted earnings per share	$2.66	$1.57	$1.68

The carrying amount of goodwill and other intangible assets for the fiscal year ended March 31, 2003, were as follows:

GOODWILL

(In thousands)
At March 31, 2003	$9,003

INTANGIBLES

(In thousands)
At March 31, 2002	$2,614
Additions	1,679
Less amortization	1,963

Balance as of March 31, 2003	$2,330

Property, Plant and Equipment: The cost of significant improvements to property, plant and equipment is capitalized. Maintenance and repairs are expensed as incurred. Provision for depreciation is charged to operations over the estimated useful lives, primarily 3-30 years, of the assets on a straight-line basis.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The Company early adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in fiscal 2002 which supercedes SFAS No. 121, Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, but retains many of its fundamental provisions. In addition, the statement broadens the presentation of discontinued operations to include more disposal transactions. The Company early adopted SFAS No. 144 during fiscal 2002, and accordingly recognized as discontinued operations the results from the wool operating units that are being disposed of.

Long-lived assets are reviewed for impairment on a market-by-market basis whenever events or changes in the circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the projected future undiscounted future cash flows attributable to each market would be compared to the carrying value of the long-lived assets of that market if a write-down to fair value is required. The Company also evaluates the remaining useful lives to determine whether events and circumstances warrant revised estimates of such lives.

Inventories: Inventories, which are primarily packed leaf tobacco, are stated at the lower of specific cost or estimated net realizable value. Cost of tobacco includes a proportion of interest, buying commission charges and factory overheads, which can be related directly to specific items of inventory. Items are removed from inventory on an actual cost basis.

Revenue Recognition: Sales and revenue are recognized on the passage of title.

Income Taxes: The Company provides deferred income taxes on differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards.

Minority Interests: Minority interests represent the interest of third parties in the net assets of certain subsidiary companies.

Computation of Earnings Per Common Share: Earnings per share has been presented in conformity with SFAS No. 128, Earnings Per Share. The diluted earnings per share include the effect of the convertible subordinated debentures, which if converted would have increased the weighted number of shares and net income applicable to common stock. The weighted number of shares were further increased by the employees stock options. Employee stock options with exercise prices greater than the average market price of common shares were not included in the computation of diluted earnings per share.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Stock Options: The Company’s stock option plans are described more fully in Note 11. The Company accounts for stock options under the intrinsic value method recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	2003	2002	2001
Net income (in thousands):
As reported	$37,881	$19,797	$21,125
Pro forma	$37,708	$19,729	$21,109
Diluted	$40,062	$22,245	$24,190
Pro forma	$39,889	$22,177	$24,174
Basic earnings per share:
As reported	$2.81	$1.49	$1.61
Pro forma	$2.80	$1.48	$1.61
Diluted earnings per share:
As reported	$2.66	$1.47	$1.58
Pro forma	$2.64	$1.47	$1.58

Derivative Financial Instruments: On April 1, 2001 the Company adopted SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 establishes new accounting and disclosure requirements for most derivative instruments and hedge transactions involving derivatives. SFAS No. 133 also requires formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied.

In accordance with the transition provisions of SFAS No. 133, in the year ended March 31, 2002 the Company recorded a cumulative effect loss adjustment of $2.1 million, net of applicable taxes, in other comprehensive income to recognize the fair value of all derivatives designated as cash flow hedging instruments. The Company’s derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, the Company does not use derivative instruments unless there is an underlying exposure. The Company’s foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that changes in the effective portion of the fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2003 the Company had foreign exchange contracts outstanding with a notional value of $36.1 million and a fair value of $37.0 million.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. This statement will be applicable to existing contracts and new contracts relating to forward purchases or sales of when-issued securities or other securities that do not yet exist. The Company does not expect that the adoption of SFAS No. 149 will have a material effect on the Company’s financial statements.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Recent Accounting Pronouncements:

In June, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit and disposal activities, including restructuring activities, and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted SFAS No. 146 as of the effective date, January 1, 2003, and it had no material impact on the Company’s financial condition or results of operations. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Financial Accounting Standards Board Interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements 5, 57, and 107 and Rescission of FASB Interpretation 34. FIN 45 clarifies the requirements of FASB Statement 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. FIN 45’s provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 15, 2002, irrespective of the guarantor’s fiscal year-end. The guarantor’s previous accounting for guarantees that were issued before the date of FIN 45’s initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. FIN 45 was effective for any guarantees issued or modified after December 31, 2002 and its disclosure requirements were effective for the Company as of December 31, 2002. There was no material impact on the Company upon adoption of FIN 45.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections. One of the major changes of this statement is to change the accounting for the classification of gains and losses from the extinguishment of debt. Upon adoption, the Company will follow APB 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions in determining whether such extinguishment of debt may be classified as extraordinary. The provisions of this statement related to the rescission of FASB Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002 with early application encouraged. Generally gains or losses on future debt extinguishments if any, will be recorded in Other income/(expense) net. Upon adoption, extraordinary losses of $16,000, $1.1 million and $3.2 million as previously reported, net of tax for the fiscal years ended March 31, 2003, 2002 and 2001, respectively, were reclassified on a pre-tax basis to Other income/(expense), net to conform to the requirements of SFAS No. 145.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Use of Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation and Reclassification: Certain amounts in prior year statements have been reclassified for conformity with current year presentation, with no effect on reported results of operations or equity. Additionally, all periods including quarterly information presented in the financial statements have been restated for the Company’s decision to discontinue the wool operations as discussed in Note 2, “Discontinued Operations”, of these financial statements. As more fully described in Note 19, “Restatement” the financial statements and related disclosures for fiscal 2001 results have been restated to correct accounting errors discovered in the specialty fibers unit.

2. DISCONTINUED OPERATIONS

As conditions in the wool industry deteriorated throughout fiscal year 2002, the Company decided to close and dispose of certain of its wool operating units for strategic reasons. These units are Argentina, New Zealand, South Africa and the specialty fibers business in Holland. Given the extremely difficult trading environment in the wool industry, it was decided to shrink the Division down to its core markets, namely, the key sourcing areas of Australia, the key processing/marketing areas of Europe and the carpet sector, which has remained relatively healthy throughout the cyclical downturn the wool industry is currently in. Accordingly, we have taken steps to discontinue operations in the four units identified above. At March 31, 2003, we have basically completed the sale of the Companies in South Africa and New Zealand and the trade assets of the Argentina and specialty fibers units. The remaining assets are being liquidated subject to the various legal requirements of the jurisdictions involved and should be finalized within fiscal 2004. In September 2003, the Company made the decision to exit the remaining wool units as conditions in the industry have not recovered. Accordingly, the remaining units have been classified as discontinued operations and are available for sale. The disposition of these wool units is expected to be complete by September 30, 2004.

Results of operations and the assets and liabilities, other than wool subsidiary debt guaranteed by the Company, for all periods presented have been reclassified and presented as discontinued operations in the financial statements and related notes. This information is summarized for the appropriate fiscal years as follows:

(In thousands)	2003	2002	2001
Revenues	$212,821	$200,528	$228,703

(In thousands)	2003	2002
Inventory	$68,883	$66,290
Receivables	44,493	46,439
Other assets	29,605	25,051

Assets	$142,981	$137,780
Accounts payable	29,164	33,294

Net assets available for sale	$113,817	$104,486

Wool Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$75,840	$63,396

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

3. RECEIVABLES

	March 31,
	2003	2002
	(In Thousands)
Trade accounts	$100,832	$75,129
Advances to suppliers	29,400	24,947
Affiliated companies	14,357	13,462
Other	28,442	24,366

	173,031	137,904
Allowances for doubtful accounts	(3,481)	(4,880)

	$169,550	$133,024

4. INVENTORIES

Tobacco inventories at March 31, 2003 and 2002 included capitalized interest of $0.9 million and $0.9 million, respectively. Included in inventory at March 31, 2003 and 2002 were valuation reserves of $8.0 million and $8.5 million, respectively. Inventory valuation provisions included in cost of sales totaled approximately $0.5 million, $0.1 million and $4.2 million in 2003, 2002 and 2001, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

	March 31,
	2003	2002
	(In Thousands)
Land	$11,194	$9,489
Buildings	94,708	84,685
Machinery and equipment	160,522	142,368
Furniture and fixtures	14,053	12,337
Construction in progress	9,989	2,593

	290,466	251,472
Accumulated depreciation	(143,605)	(129,853)

	$146,861	$121,619

Depreciation expense was $15.5 million, $14.7 million and $13.3 million in 2003, 2002 and 2001, respectively.

6. AFFILIATED COMPANIES

a) Net investment in affiliated companies are represented by the following:

	March 31,
	2003	2002
	(In Thousands)
Net current assets	$7,480	$7,039
Property, plant and equipment	16,744	16,206
Other long-term liabilities	(9,071)	(9,904)
Interests of other shareholders	(7,732)	(6,800)

Company’s interest	$7,421	$6,541

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

b)	The results of operations of affiliated companies were:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Sales	$124,852	$74,578	$66,251

Income before taxes	$3,084	$438	$1,175
Income taxes	1,363	618	369

Net income/(loss)	$1,721	$(180)	$806

Company’s share of Equity in earnings/(loss)	$846	$(287)	$(40)

c)	Balances with the unconsolidated affiliates are for the procurement of tobacco inventory as follows:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Purchases of tobacco	$49,745	$32,815	$42,311
Receivables from equity investees	14,357	13,462	9,192
Advances on purchases of tobacco	14,016	9,122	5,849
Payables to equity investees	367	—	1,466

The Company’s significant affiliates and percentage of ownership at March 31, 2003 follow: Adams International Ltd., 49.0% (Thailand), Siam Tobacco Export Corporation Ltd., 49.0% (Thailand), Transcontinental Tobacco India Private Ltd. 49.0% (India), and Stansun Leaf Tobacco Company Ltd., 50.0% (Kyrgyzstan). Audited financial statements of affiliates are obtained annually.

7. OTHER ASSETS

	March 31,
	2003	2002
	(In Thousands)
Cash surrender value of life insurance policies (face amount $35,791)	$13,264	$12,812
Deposits	1,499	504
Receivables	7,752	7,674
Deferred financing fees	2,330	2,614
Investments	68	275
Other	1,195	896

	$26,108	$24,775

8. SHORT-TERM BORROWINGS

	Year Ended March 31,
	2003	2002
	(In Thousands)
Weighted-average interest on borrowings at end of year	4.2%	4.7%
Weighted-average interest rate on borrowings during the year (1)	5.1%	5.5%
Maximum amount outstanding at any month-end	$242,027	$171,781
Average month-end amount outstanding	$189,156	$136,385
Amount outstanding at year-end	$182,103	$132,379

(1)	Computed by dividing short-term interest expense and amortized financing costs by average short-term debt outstanding.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

At March 31, 2003, under agreements with various banks, total short-term credit facilities for continuing operations of $478.2 million (2002—$477.9 million) were available to the Company of which $22.2 million (2002—$13.6 million) was being utilized for letters of credit and guarantees and $273.9 million (2002—$331.9 million) was unused. The Company’s revolving credit facilities at March 31, 2003 included a master credit facility for tobacco operations (the “MFA”) of $210.0 million, in addition to local lines of approximately $167.1 million. Also, separate facilities totaling $101.1 million are in place for wool operations classified as discontinued operations, but guaranteed by the Company and included in short-term debt amounts. At March 31, 2003 substantially all of the Company’s assets were pledged against current and long-term borrowings.

9. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

	March 31,
	2003	2002
	(In Thousands)
Trade accounts	$94,578	$74,302
Affiliated companies	367	—
Other accruals and payables *	40,499	31,663

	$135,444	$105,965

*	2003 includes $7.0 million accrual for the Deloach settlement as discussed in the Management’s Discussion and Analysis.

10. LONG-TERM DEBT

	Year Ended March 31,
	2003	2002
	(In Thousands)
8.875% Senior Notes due in 2005	$65,177	$84,000
2.6% fixed rate repayable through 2012	3,015	—
10.5% loan repayable through 2005	2,959	3,764
4.25% loan repayable through 2010.	2,893	2,588
Italian prime plus 1/8% payable through 2002 (2002 average 10.6%)	—	94
9.82% fixed rate loan repayable annually through 2005	860	1,367
Interest free note repayable through 2005	497	604
5.7% loan repayable through 2004	—	96
9.23% loan repayable through 2003	—	765
6.05% loan repayable annually through 2003	—	3,997
9.4% loan repayable through 2007	5,168	5,166
Other	3,210	4,691

	83,779	107,132
Current portion	(5,107)	(10,309)

	$78,672	$96,823

Long-term debt maturing after one year is as follows (in thousands): 2005—$4,730; 2006—$69,042; 2007—$1,566; 2008—$865 and thereafter—$2,469. Certain debt agreements to which the Company and its subsidiaries are parties contain financial covenants (relating to, among other things: minimum net worth and interest coverage ratios, limits on capital expenditures, permitted investments and indebtedness advances and liens) which could restrict the payment of cash dividends. The Company was in compliance with all financial covenants as of March 31, 2003.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

CONVERTIBLE SUBORDINATED DEBENTURES

On November 13, 1991 the Company issued $69.0 million of 7 1/4% Convertible Subordinated Debentures due March 31, 2007. Adjusted for subsequent stock dividends, the debentures currently are convertible into shares of common stock of the Company at a conversion price of $29.38. The debentures are subordinated in right of payment to all senior indebtedness, as defined, of the Company, and as of March 31, 1995 became redeemable in whole or in part at the option of the Company any time. Beginning March 31, 2003 the Company was required to make annual payments to a sinking fund which will be sufficient to retire at least 5% of the principal amount of issued Debentures reduced by earlier conversions, redemptions and repurchases. This sinking fund requirement has been met by the repurchase in fiscal 2001 of $17.3 million of these notes pursuant to the Company’s debt repurchase program. In fiscal 2002, an additional $1.7 million of these notes were repurchased and in fiscal 2003, an additional $4.9 million were repurchased. The balance is currently $45.1 million outstanding.

At March 31, 2003, substantially all of the Company’s assets were pledged against current and long-term borrowings.

11. BENEFITS

The Company has a noncontributory defined benefit pension plan covering substantially all full-time salaried employees in the United States and a Supplemental Executive Retirement Plan (“SERP”) covering benefits otherwise limited by Section 401(a)(17) (Compensation Limitation) and Section 415 (Benefits Limitation) of the Internal Revenue Code. Various other pension plans are sponsored by foreign subsidiaries. The U.S. defined benefit pension plans and foreign plans which are significant and which are considered to be defined benefit pension plans are accounted for in accordance with SFAS No. 87, Employers’ Accounting for Pensions. Benefits under the Plans are based on employees’ years of service and eligible compensation. The Company’s policy is to contribute amounts to the U.S. plans sufficient to meet or exceed funding requirements of federal benefit and tax laws.

The Company also provides health care and life insurance benefits for substantially all of its retired salaried employees in the U.S. These benefits are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, which requires the accrual of the estimated cost of retiree benefit payments during the years the employee provides services. The ongoing impact of SFAS No. 106 as it relates to employees of foreign subsidiaries is immaterial. The Company expenses the costs of such benefits as incurred.

Plan assets consist primarily of common stocks, pooled equity and fixed income funds. The pension costs and obligations for non-U.S. plans shown below also include certain unfunded book-reserve plans.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

A summary of the U.S. plans and non-U.S. plans is as follows (in thousands):

	US Plans Pension Benefits		Non-US Plans Pension Benefits		US Plans Other Benefits
	2003	2002	2003	2002	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$4,168	$12,523	$32,627	$30,975	$10,125	$7,789
Service cost	851	805	1,630	1,499	260	257
Interest cost	1,103	965	2,280	2,334	676	689
Actuarial (gain) loss	2,213	878	2,453	(723)	488	1,961
Plan participants contribution	—	—	—	—	61	61
Amendments	921	—	—	—	—	—
Actual distributions	(411)	(1,129)	—	—	—	—
Special termination benefits	157	56	—	—	—	—
Benefits paid	(59)	70	(2,465)	(1,458)	(710)	(633)

Benefit obligation at end of year	18,943	14,168	36,525	32,627	10,900	10,124

Change in plan assets
Fair value of plan assets, beginning of year	10,695	10,776	27,943	29,537	—	—
Actual return on plan assets	(1,115)	207	(3,776)	(1,028)	—	—
Employer contributions	1,606	840	806	892	572	572
Plan participants contribution	—	—	—	—	61	61
Settlement distributions	—	1	617	—	—	—
Benefits paid	(470)	(1,129)	(2,465)	(1,458)	(633)	(633)

Fair value of plan assets of end of year	10,716	10,695	23,125	27,943	—	—

Funded status	(8,227)	(3,473)	(13,400)	(4,684)	(10,900)	(10,124)
Unrecognized net actuarial loss	6,336	2,162	13,994	5,620	1,535	1,046
Unrecognized transition obligation	—	—	—	—	—	—
Unrecognized prior service cost	847	—	(1,509)	(1,560)	(139)	(278)

Prepaid (accrued) benefit cost	$(1,044)	$(1,311)	$(915)	$(624)	$(9,504)	$(9,356)

The aggregate projected benefit obligation and aggregate accumulated benefit obligation for U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $8,228 and $1,224 as of March 31, 2003 and $1,141 and $888 as of March 31, 2002. The aggregate projected benefit obligation and aggregate accumulated benefit obligation for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $13,400 and $8,739 as of March 31, 2003 and $4,684 and $2,918 as of March 31, 2002. The US plan with accumulated benefit obligations in excess of plan assets had plan assets of $10,714 as of March 31, 2003 and no plan assets as of March 31,2002. The non-US plans with accumulated benefit obligations in excess of plan assets had plan assets of $23,125 as of March 31, 2003, and $27,943 at March 31, 2002.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The components of net periodic benefit costs for the U.S. plans and non-U.S. plans is as follows (in thousands):

	US Plans Pension Benefits			Non-US Plans Pension Benefits			US Plans Other Benefits
	2003	2002	2001	2003	2002	2001	2003	2002	2001
Service Cost	$851	$805	$708	$1,630	$1,499	$1,462	260	$240	$215
Interest Cost	1,103	965	929	2,280	2,334	2,179	676	707	539
Expected return on plan assets	(907)	(883)	(1,130)	(2,480)	(2,983)	(3,530)	—	—	—
Amortization of prior service cost	73	(36)	(72)	31	(81)	30	(140)	(139)	(139)
Recognized net actuarial loss	62	10	(82)	40	65	(326)	—	—	(23)

Net periodic benefit cost	$1,182	$861	$353	$1,501	$834	$(185)	$796	$808	$592

The assumptions used in 2003, 2002 and 2001 were as follows:

	US Plans Pension Benefits			Non-US Plans Pension Benefits			US Plans Other Benefits
	2003	2002	2001	2003	2002	2001	2003	2002	2001
Weighted Average Assumptions Discount rate	6.50%	7.25%	7.5%	6.5%	7.4% to 8.5%	7.4% to 8.5%	6.5%	7.25%	7.5%
Expected return on plan assets	8.0%	8.0%	8.0%	8.8%	10.0%	10.0%
Rate of compensation increase	5.0%	5.0%	5.05%	4.5%	5.5% to 7.0%	5.5% to 7.0%	5.0%	5.0%	5.0%

For measurement purposes, an 8.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 Percentage- Point Increase	1 Percentage- Point Decrease
	(in thousands)
Effect on total of service and interest cost components	$173	$(136)
Effect on postretirement benefit obligation	2,477	(1,931)

The Company also sponsors a 401(k) savings incentive plan for most full-time salaried employees in the U.S. Expenses for this plan were $241,000, $215,000, and $213,000 in 2003, 2002 and 2001, respectively.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

EMPLOYEE STOCK OPTIONS

In March 1998, the Company entered into a three-year employment agreement with its Chief Executive Officer. The agreement, which was ratified by the Board of Directors on April 14, 1998, provided for the grant of nonqualified stock options. The aggregate number of shares of Common Stock as to which grants have been made is 100,000 with a price of $17.00 per share, the fair market value on the date of the grant. Effective December 14, 1999, the Board of Directors of the Company agreed to amend the grant and reprice the options granted to reflect the changes in the market environment and maintain the incentive feature of the grant. The number of shares granted was revised to 45,144 shares at $8.88 per share. The vesting period was revised to match the vesting schedule of the options granted to other key employees as addressed below.

In August 1998, the Company adopted the Standard Commercial Corporation Nonqualified Stock Option Plan (the “NSOP”) under which options to purchase shares of the Company’s stock may be granted to key employees of the Company. Options vest one-quarter each year beginning on the first anniversary of the date of grant and become 100% vested on the fourth anniversary of the date of grant.

There were no option grants during fiscal year 2001. The estimated weighted average fair value of options granted for the years ended March 31, 2003 and 2002 are:

	2003	2002
Weighted average exercise price	$18.90	$17.50
Weighted average fair value of options	$6.82	$7.16

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in 2003: dividend yield of 1.79% (2002—1.13%) expected volatility 49% (2002—51%); risk free interest rate of approximately 2.81% (2002—4.3%) and an expected life of 4 years in both 2003 and 2002.

A summary of the status of the Company’s Plans as of March 31, 2003, 2002, and 2001 and changes during the years ending on those dates is presented below:

	Shares	Option price per share	Weighted average exercise price per share
April 1, 2000	174,864	$5.00 - $ 8.88	$7.15
Options granted	—	—	—
Options cancelled	(12,555)	5.00 - 8.88	6.45
Options exercised	(9,100)	5.00 - 8.88	7.39

March 31, 2001 (57,855 shares exercisable)	153,209	5.00 - 8.88	7.19
Options granted	91,500	17.50	17.50
Options cancelled	(1,230)	5.00 - 17.50	6.51
Options exercised	(25,295)	5.00 - 17.50	6.95

March 31, 2002 (71,008 exercisable)	218,184	5.00 - 17.50	11.55
Options granted	93,000	18.90	18.90
Options cancelled	(4,200)	5.00 - 17.50	14.11
Options exercised	(10,525)	5.00 - 17.50	6.92

March 31, 2003	296,459	5.00 - 18.90	13.98
Options exercisable at March 31, 2003	121,082	$5.00 - $17.50	$9.46

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

The following table summarizes information about stock options outstanding as of March 31, 2003:

Range of exercise prices	Number of outstanding options	Weighted average remaining life (Years)	Weighted average exercise price of outstanding options	Number of options exercisable	Weighted average exercise price of exercisable options
$18.90	93,000	9.38	$18.90	—	$18.90
17.50	88,250	8.38	17.50	21,875	17.50
8.88	68,784	2.38	8.88	68,784	8.88
$5.00	46,425	3.38	$5.00	30,423	$5.00

12. COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for equipment, office and warehouse space with minimum annual rentals as follows (in thousands): 2004 - $2,003; 2005 - $1,279; 2006 - $1,020; 2007 - $834; 2008 - $763 and thereafter $2,602. Some of the leases are subject to escalation.

Expenses under operating leases for continuing operations in 2003, 2002 and 2001 (in thousands) were $2,496, $1,861 and $3,118, respectively.

The Company operates a processing facility under a service agreement, which guarantees reimbursement of all of the facility’s costs including operating expenses and management fees. This lease is not considered a commitment of the Company.

The Company has commitments for routine capital expenditures of approximately $16 million, substantially all of which are expected to be incurred in fiscal 2004.

A subsidiary of the Company participated in a subsequently discontinued South African export incentive program under which a Company claim was initially approved and then subsequently disallowed. The issue is currently before the Supreme Court of South Africa. The Company believes that a settlement will be finalized in fiscal 2004 and will not have a material impact on liquidity.

The Company’s former 51.0% owned subsidiary in Greece has been notified by tax authorities of potential adjustments to its income tax returns filed in prior years. The Company’s share of the total proposed adjustments, including penalties and interest, is approximately $3.7 million. The Company believes the tax returns filed were in compliance with the applicable tax code. The proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on its consolidated financial position or results of operations.

In October 2001, the Directorate General-Competition of the European Commission (the DG Comp), began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. The Company, through its local subsidiaries, is cooperating fully with the investigation and has discovered and voluntarily disclosed information which tends to establish that a number of leaf dealers, including our subsidiaries, have jointly agreed with respect to green tobacco prices and purchase quantities. The Company believes, however, that there are significant mitigating circumstances relating to the structure of these markets, their historical conduct and the prominence of seller cooperatives. The investigation is in its early stages and although fines, if any, that the DG Comp may assess on the Company’s subsidiaries could be material, we are not able to make an accurate assessment of the amount of any such fines at this time.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Other contingencies, consisting of guarantees, pending litigation and other claims, in the opinion of management, are not considered to be material in relation to the Company’s financial statements as a whole, liquidity or future results of operations.

CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET RISKS

Financial instruments that potentially subject the Company to a concentration of credit risks consist principally of cash and trade receivables relating to customers in the tobacco and wool industries. Cash is deposited with high-credit-quality financial institutions. Concentration of credit risks related to receivables is limited because of the diversity of customers and locations.

13. COMMON STOCK

The Company maintains a Performance Improvement Compensation Plan administered by the Compensation Committee of the Board of Directors as an incentive for designated employees. In June 1993, the Board adopted a Restricted Stock Plan (“RSP”) as a means of awarding those employees to the extent that certain performance objectives were met. The shares are issued subject to a four- to seven-year restriction period. The Company has a 401(k) savings incentive plan in the United States to which the employer contributes shares of common stock under a matching program, and a dividend reinvestment plan. Treasury stock represents shares in the Company acquired by a foreign affiliate prior to its becoming a wholly-owned subsidiary.

14. OTHER INCOME /(EXPENSE)—NET

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Other income:
Interest	$926	$1,933	$2,565
Gain on asset sales and dispositions	617	88	288
Gain from officers life insurance policies	653	314	94
Gain on buyback of debt	35	—	4,844
Rents received	757	79	60
Other	1,949	1,749	2,431

	4,937	4,163	10,282

Other expense:
Amortization		(495)	(386)
Loss on buyback of debt	—	(1,638)	—
Write-offs of investment in Tanzania	—	—	(3,547)
Other	(1,230)	(776)	(2,598)

	(1,230)	(2,909)	(6,531)

	$3,707	$1,254	$3,751

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

15. INCOME TAXES

a) Significant components of the Company’s deferred tax liabilities and assets are as follows:

	Year Ended March 31,
	2003	2002
	(In Thousands)
Deferred tax liabilities:
Depreciation	$6,622	$9,324
Capitalized interest	413	557
Income recognition in foreign subsidiaries		—
Prepaid pension assets	1,454	219
All other, net	114	—

Total deferred tax liabilities	8,603	10,100

Deferred tax assets:
NOL carried forward	430	303
Valuation allowance	(430)	(303)
Postretirement benefits other than pensions	3,750	3,670
Uniform capitalization and reserves	198	183
Other accrued liabilities	823	2,838
All other, net	—	341

Total deferred tax assets	4,771	7,032

Net deferred tax liabilities	$3,832	$3,068

b) The net deferred tax liabilities include approximately $921 and $849 of currents assets at March 31, 2003 and 2002, respectively.

The Company has provided valuation allowances on deferred tax assets for certain foreign subsidiaries based on their history of losses. Management cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. The loss carryforwards which give rise to the valuation allowances will expire in 2003 and thereafter.

c) Income tax provisions are detailed below:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Current:
Federal	$3,729	$9,180	$8,151
Foreign	20,097	16,514	8,760
State and local	349	602	618

	24,175	26,296	17,529

Deferred:
Federal	498	(528)	(2,630)
Foreign	(263)	(2,885)	1,501
State and local	(23)	(112)	121

	212	(3,525)	(1,008)

Income tax provision	$24,387	$22,771	$16,521

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

d) Components of deferred taxes follow:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Tax on differences in timing of income recognition in foreign subsidiaries	$170	$(1,214)	$1,623
Capitalized interest	(17)	(941)	(1,588)
Depreciation	(198)	(985)	(1,147)
Other	257	(385)	104

	$212	$(3,525)	$(1,008)

e) The provision for income taxes is determined on the basis of the jurisdiction imposing the tax liability. As some of income of foreign companies may also be currently subject to U.S. tax, the U.S. and foreign income taxes shown do not compare directly with the segregation of pretax income between domestic and foreign companies that follows:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Pretax income:
Domestic	$13,598	$22,792	$17,668
Foreign	53,860	37,282	19,843

	$67,458	$60,074	$37,511

f) The following is a reconciliation of the income tax provision to the expense calculated at the U.S. federal statutory rate:

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
Expense (benefit) at U.S. federal statutory tax rate	$23,610	$20,425	$12,754
Foreign tax losses for which there is no relief available	—	—	—
U.S. tax on foreign income	1,420
Different tax rates in foreign subsidiaries	(3,798)	1,033	2,824
Change in valuation allowance	127	(162)	(834)
Other—net	3,028	1,475	1,777

	$24,387	$22,771	$16,521

16. DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments as of March 31, 2003 is provided below in accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Certain estimates and judgments were required to develop the fair value amounts, which are not necessarily indicative of the amounts that would be realized upon disposition, nor do they indicate the Company’s intent or ability to dispose of such instruments.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

Cash and Cash Equivalents: The estimated fair value of cash and cash equivalents approximates carrying value.

Short-Term and Long-Term Debt: The fair value of the Company’s short-term borrowings, which primarily consists of bank borrowings, approximates its carrying value. The estimated fair value of long-term debt, including the current portion, is approximately $127.7 million, compared with a carrying value of $128.8 million, based on discounted cash flows for fixed-rate borrowings, with the fair value of floating-rate borrowings considered to approximate carrying value.

17. SEGMENT INFORMATION

The Company is engaged primarily in purchasing, processing and selling leaf tobacco. Its activities other than these are minimal. Geographic information for sales by country is determined by the location of the customer, however this information is not necessarily representative of the final destination of the product. Geographic information for long-lived assets by country is determined by the physical location of the assets.

	Year Ended March 31,
	2003	2002	2001
	(In Thousands)
GEOGRAPHIC AREAS
Sales:
United States	$183,390	$171,655	$245,106
Germany	114,685	94,798	112,262
United Kingdom	55,421	59,720	39,054
Japan	45,074	47,275	45,876
Italy	17,070	12,510	11,650
Turkey	20,097	39,575	82,464
Switzerland	49,107	30,669	69,256
Netherlands	17,653	17,566	25,887
Brazil	12,873	10,293	7,509
CIS	30,337	14,459	37,985
China	37,900	32,796	28,944
Other countries	220,907	249,069	180,745

	$804,514	$780,385	$886,738

Long-lived Assets:
United States	$36,781	$21,743
Brazil	29,887	30,810
Turkey	20,894	21,914
Malawi	14,794	13,933
Italy	13,314	6,969
United Kingdom	4,006	4,309
CIS	10,882	10,651
Other countries	16,303	11,290

	$146,861	$121,619

One customer accounted for 16%, 17% and 21% of total sales in 2003, 2002 and 2001, respectively. Another customer accounted for 15%, 17% and 13% of the total sales in 2003, 2002 and 2001, respectively. A third customer accounted for 16% and 10% of total sales in 2003 and 2002 and less than 10% in 2001.

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

18. BUSINESS DISPOSITIONS

In fiscal 2001, the Company traded its 51% ownership interest in its Greek subsidiary for the remaining 49% ownership in its Turkish operations. For financial statement purposes, the transaction was recorded at fair value. On the sale of its Greek net assets, the company recorded a gain of $9.3 million, which was offset by a translation adjustment loss of $8.9 million. For income tax purposes, this trade was accomplished as a tax-free exchange of assets, subject to a private letter ruling from the Internal Revenue Service of the US. The Company now owns 100% of the Turkish operation.

19. RESTATEMENTS

During the fiscal 2002 year-end closing process, the Company discovered that the accounting records for the specialty fibers unit in Holland had been falsified by local unit management to avoid disclosure of trading losses incurred in fiscal year 2001. The Company has restated the 2001 financial statements for this error. The net effect of these misstatements amounted to $2.4 million pretax, $1.5 million, net of taxes. Because the error occurred in a unit that is being disposed of, the restatement is reflected in the results of discontinued operations for fiscal 2001.

As described in Note 1, Basis of Presentation and Restatement, the Company implemented plans to dispose of the specialty fibers unit as well as other non-core wool operations. The following summarized March 31, 2001 financial information reflects the results of the Company unit as previously reported and restated:

(In thousands)	2001 As Restated	2001 As Previously Reported
Net assets of discontinued operations	$41,100	$42,668
Current assets	529,885	531,453
Total assets	691,905	693,473
Total liabilities	523,336	523,336
Retained earnings	115,680	117,248
Total liabilities and stockholders’ equity	691,905	693,473
Income from continuing operations	20,306	20,306
Gain/(loss) from discontinued operations	819	2,387

Net Income	$21,125	$22,693

	2001 As restated	2001 As previously reported
Earnings (loss) per common share
Basic:
From continuing operations	$1.55	$1.55
From discontinued operations	$(0.06)	$(0.18)
Net	$1.61	$1.73
Average shares outstanding	13,128	13,128
Diluted:
From continuing operations	$1.53	$1.53
From discontinued operations	$(0.05)	$0.15
Net	$1.58	$1.68
Average shares outstanding	15,294	15,294

STANDARD COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED MARCH 31, 2003, 2002 AND 2001

20. SUPPLEMENTAL GUARANTOR INFORMATION

Standard Commercial Corporation (the “Company”) and Standard Wool, Inc. jointly and severally, guarantee on a senior basis to each Holder and the Trustee, the full and prompt performance of Standard Commercial Tobacco Company, Inc.’s (the “Issuer”) obligations under the Indenture and the $115.0 million 8 7/8% Senior Notes Due 2005 (the “Initial Notes”), the issuance of which was closed on August 1, 1998, including the payment of the principal of and interest and additional interest, if any, on the Notes (the Company and Standard Wool, Inc. being referred to herein as “Guarantors” and the guarantees being referred to respectively as the “Parent Guarantee” and the “Standard Wool Guarantee,” and together, the “Guarantees”). The Initial Notes were exchanged for new notes (the “Exchange Notes”; together with the Initial Notes, the “Notes”) in an exchange offer upon the Issuer’s Form S-4 Registration Statement which was completed on December 31, 1998. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes (which they replace) except that (i) the Exchange Notes registered under the Securities Act, will not bear legends restricting the transfer thereof, and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the related Registration Rights Agreement by virtue of consummation of the exchange offer. In addition, all of the issued and outstanding capital stock of the Issuer and Standard Wool, Inc. is pledged by the Company to the Trustee for the benefit of the Holders of the Notes as security for the Parent Guarantee.

a) Each of the Guarantors has fully and unconditionally guaranteed on a joint and several basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Issuer’s obligations under the Notes and the related indenture, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, can be guaranteed by the relevant Guarantor without resulting in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each of the Guarantees is a guarantee of payment and not collection. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the assets less liabilities of each Guarantor determined in accordance with generally accepted accounting principles (“GAAP”).

Each Guarantor that makes a payment or distribution shall be entitled to a contribution from each other Guarantor in an amount PRO RATA, based on the net assets of each Guarantor, determined in accordance with GAAP. Each Guarantor may consolidate with or merge into or sell its assets to the Issuer, or with other Persons upon the terms and conditions set forth in the Indenture. In the event (A) more than 49% of the Capital Stock of Standard Wool, Inc. is sold by the Company or (B) more than 49% of the consolidated assets of Standard Wool, Inc. are sold in compliance with all of the terms of the Indenture, the Standard Wool Guarantee will be released. Management has determined that separate, full financial statements of the Guarantors would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the Guarantors and the Issuer.

b) Each of the Guarantors has accounted for their respective subsidiaries on the equity basis.

c) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

d) Included in the balance sheets are certain related party balances among borrower, the guarantors and non-guarantors. Due to the Company’s world-wide operations, related party activity is included in most balance sheet accounts.

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$463	$54	$—	$26,053	$—	$26,570
Receivables	36,625	1	—	132,924	—	169,550
Intercompany receivables	120,142	35,549	—	17,130	(172,821)	—
Inventories	48,420	—	—	167,852	—	216,272
Assets of discontinued operations	—	—	—	142,981	—	142,981
Prepaids expenses	193	—	—	2,107	—	2,300
Marketable securities	—	1	—	1,233	—	1,234

Current assets	205,843	35,605	—	490,280	(172,821)	558,907
Property, plant and equipment	35,617	—	—	111,244	—	146,861
Investment in subsidiaries	163,704	256,770	13,985	156,071	(590,530)	—
Investment in affiliates	—	—	—	7,421	—	7,421
Other noncurrent assets	950	13,990	—	20,171	—	35,111

Total assets	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

Liabilities
Short-term borrowings	$21,777	$—	$—	$160,326	$—	$182,103
Current portion of long-term debt	—	—	—	5,107	—	5,107
Accounts payable	14,873	7,451	—	113,120	—	135,444
Liabilities of discontinued operations	—	—		29,164	—	29,164
Intercompany accounts payable	46,890	17,858	903	107,170	(172,821)	—
Taxes accrued	7,838	(9,154)	—	11,486	—	10,170

Current liabilities	91,378	16,155	903	426,373	(172,821)	361,988
Long-term debt	65,177	—	—	13,495	—	78,672
Convertible subordinated debentures	—	45,051	—	—	—	45,051
Retirement and other benefits	9,580	968	—	3,323	—	13,871
Deferred taxes	(1,480)	(428)	—	6,661	—	4,753

Total liabilities	164,655	61,746	903	449,852	(172,821)	504,335

Minority interests	—	—	—	1,840	—	1,840

Shareholders’ equity
Common stock	993	3,222	32,404	166,365	(199,762)	3,222
Additional paid-in capital	130,860	108,453	—	60,564	(191,424)	108,453
Unearned restricted stock plan compensation	(697)	(497)	—	(1,797)	—	(2,991)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	123,495	167,495	(16,551)	136,935	(243,879)	167,495
Accumulated other comprehensive income	(13,192)	(29,804)	(2,771)	(28,572)	44,535	(29,804)

Total shareholders’ equity	241,459	244,619	13,082	333,495	(590,530)	242,125

Total liabilities and equity	$406,114	$306,365	$13,985	$785,187	$(763,351)	$748,300

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING BALANCE SHEET

March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Assets
Cash	$2,535	$79	$—	$22,070	$—	$24,684
Receivables	26,665	20	—	106,339	—	133,024
Intercompany receivables	144,587	23,602	—	22,700	(190,889)	—
Inventories	49,270	—	—	136,441	—	185,711
Assets of discontinued operations	—	—	123	137,657	—	137,780
Prepaids expenses	193	—	—	6,781	—	6,974
Marketable securities	—	1	—	530	—	531

Current assets	223,250	23,702	123	432,518	(190,889)	488,704
Property, plant and equipment	19,891	—	—	101,728	—	121,619
Investment in subsidiaries	120,489	199,876	14,251	151,746	(486,362)	—
Investment in affiliates	—	—	—	6,541	—	6,541
Other noncurrent assets	(952)	13,691	—	21,039	—	33,778

Total assets	$362,678	$237,269	$14,374	$713,572	$(677,251)	$650,642

Liabilities
Short-term borrowings	$11,919	$—	$—	$120,460	$—	$132,379
Current portion of long-term debt	—	—	—	10,309	—	10,309
Accounts payable	16,747	526	—	88,692	—	105,965
Liabilities of discontinued operations	—	—	—	33,294	—	33,294
Intercompany payables	42,946	1,210	1,627	145,106	(190,889)	—
Taxes accrued	14,077	(7,237)	—	3,627	—	10,467

Current liabilities	85,689	(5,501)	1,627	401,488	(190,889)	292,414
Long-term debt	84,000	—	—	12,823	—	96,823
Convertible subordinated debentures	—	49,989	—	—	—	49,989
Retirement and other benefits	9,803	897	—	6,145	—	16,845
Deferred taxes	(1,710)	(376)	—	6,004	—	3,918

Total liabilities	177,782	45,009	1,627	426,460	(190,889)	459,989
Shareholders’ equity
Common stock	993	3,197	32,404	166,365	(199,762)	3,197
Additional paid-in capital	130,860	106,077	—	60,564	(191,424)	106,077
Unearned restricted stock plan compensation	(547)	(393)	—	(1,060)	—	(2,000)
Treasury stock at cost	—	(4,250)	—	—	—	(4,250)
Retained earnings	75,895	132,812	(10,466)	106,426	(171,855)	132,812
Accumulated other comprehensive income	(22,305)	(45,183)	(9,191)	(45,183)	76,679	(45,183)

Total shareholders’ equity	184,896	192,260	12,747	287,112	(486,362)	190,653

Total liabilities and equity	$362,678	$237,269	$14,374	$713,572	$(677,251)	$650,642

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$258,228	$—	$—	$800,259	$(253,973)	$804,514
Cost of sales:
Materials services and supplies	216,951	—	—	686,896	(253,973)	649,874
Interest	425	—	—	11,190	—	11,615

Gross profit	40,852	—	—	102,173	—	143,025
Selling, general & administrative expenses	16,747	11,600	—	46,620	—	74,967
Other interest expense	7,171	3,337	—	(6,201)	—	4,307
Other income (expense) net	(565)	9,107	—	(4,835)	—	3,707

Income (loss) before taxes	16,369	(5,830)	—	56,919	—	67,458
Income taxes	(5,871)	2,196	—	(20,712)	—	(24,387)

Income (loss) after taxes	10,498	(3,634)	—	36,207	—	43,071
Minority interests	—	—	—	49	—	49
Equity in earnings of affiliates	—	—	—	846	—	846
Equity in earnings of subsidiaries	37,102	47,600	—	—	(84,702)	—

Income from continuing operations	47,600	43,966	—	37,102	(84,702)	43,966
Discontinued operations	—	(6,085)	(6,085)	(6,087)	12,172	(6,085)

Net income	47,600	37,881	(6,085)	31,015	(72,530)	37,881
Retained earnings at beginning of period	75,895	132,812	(10,466)	106,426	(171,855)	132,812
Common stock dividends	—	(3,198)	—	(506)	506	(3,198)

Retained earnings at end of period	$123,495	$167,495	$(16,551)	$136,935	$(243,879)	$167,495

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$279,507	$—	$—	$722,383	$(221,505)	$780,385
Cost of sales:
Materials services and supplies	224,732	—	—	630,544	(221,505)	633,771
Interest	3,033	—	—	10,591	—	13,624

Gross profit	51,742	—	—	81,248	—	132,990
Selling, general & administrative expenses	15,575	5,310	—	44,756	—	65,641
Other interest expense	9,811	3,920	—	(5,202)	—	8,529
Other income (expense) net	(5,109)	9,837	—	(3,474)	—	1,254

Income (loss) before taxes	21,247	607	—	38,220	—	60,074
Income taxes	4,189	(2)	—	18,584	—	22,771

Income (loss) after taxes	17,058	609	—	19,636	—	37,303
Equity in earnings of affiliates	—	—	—	(287)	—	(287)
Equity in earnings of subsidiaries	19,349	36,407	—	—	(55,756)	—

Income from continuing operations	36,407	37,016	—	19,349	(55,756)	37,016
Discontinued operations	—	(17,219)	(17,219)	(17,149)	34,368	(17,219)

Net income	36,407	19,797	(17,219)	2,200	(21,388)	19,797
Retained earnings at beginning of period	64,488	115,680	6,753	104,226	(175,467)	115,680
Common stock dividends	(25,000)	(2,665)	—	—	25,000	(2,665)

Retained earnings at end of period	$75,895	$132,812	$(10,466)	$106,426	$(171,855)	$132,812

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF INCOME AND RETAINED EARNINGS

Year ended March 31, 2001

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Sales	$413,829	$—	$—	$676,678	$(203,769)	$886,738
Cost of sales:
Materials services and supplies	360,142	—	—	597,464	(203,769)	753,837
Interest	11,077	—	—	11,806	—	22,883

Gross profit	42,610	—	—	67,408	—	110,018
Selling, general & administrative expenses	13,282	4,016	—	48,267	—	65,565
Other interest expense	4,133	4,925	—	1,635	—	10,693
Other income (expense) net	610	9,574	—	(6,433)	—	3,751

Income (loss) before taxes	25,805	633	—	11,073	—	37,511
Income taxes	(8,687)	(104)	—	(7,730)	—	(16,521)

Income (loss) after taxes	17,118	529	—	3,343	—	20,990
Minority interests	—	—	—	(644)	—	(644)
Equity in earnings of affiliates	—	—	—	(40)	—	(40)
Equity in earnings of subsidiaries	2,659	19,777	—	—	(22,436)	—

Income from continuing operations	19,777	20,306	—	2,659	(22,436)	20,306
Discontinued operations	—	819	819	860	(1,679)	819

Net income	19,777	21,125	819	3,519	(24,115)	21,125
Retained earnings at beginning of period	44,711	97,177	5,934	100,707	(151,352)	97,177
Common stock dividends	—	(2,622)	—	—	—	(2,622)

Retained earnings at end of period	$64,488	$115,680	$6,753	$104,226	$(175,467)	$115,680

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2003

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used for) operating activities	$26,247	$7,365	$(600)	$(11,856)	$—	$21,156

Cash flows from investing activities
Property, plant and equipment
—additions	(20,632)	—	—	(15,591)	—	(36,223)
—disposals	869	—	—	927	—	1,796
Business (acquisitions) dispositions	—	—	—	—	—	—

Cash provided by (used for) continuing activities	(19,763)	—	—	(14,664)		(34,427)
Cash provided by (used for) discontinued activities			600	(995)		(395)

Cash provided by (used for) investing activities	(19,763)	—	600	(15,659)	—	(34,822)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	8,912	—	8,912
Repayment of long-term borrowings	—	—	—	(17,786)	—	(17,786)
Net change in short-term borrowings	9,858	—	—	39,866	—	49,724
Buyback of long-term debt	(18,953)	(4,792)	—	—	—	(23,745)
Dividends received /( paid)	—	(3,198)	—	—	—	(3,198)
Other	539	600	—	(600)	—	539

Cash provided by (used in) financing activities	(8,556)	(7,390)	—	30,392	—	14,446

Effect of exchange rate changes on cash	—	—	—	1,106	—	1,106

Increase (decrease) in cash for year	(2,072)	(25)	—	3,983	—	1,886
Cash at beginning of year	2,535	79	—	22,070	—	24,684

Cash at end of period	$463	$54	$—	$26,053	$—	$26,570

Interest	$7,871	$3,337	$—	$5,860		$17,068
Income taxes	11,873	—	—	10,616		22,489

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2002

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used in) operating activities	$25,637	$7,959	$79	38,276	$—	$71,951
Cash flows from investing activities
Property, plant and equipment
—additions	(3,247)	—	—	(9,058)	—	(12,305)
—disposals	8	—	—	357	—	365
Business (acquisitions) dispositions	—	—	—	164	—	164

Cash used for continuing operations	(3,239)	—	—	(8,537)		(11,776)
Cash used for discontinued operations	—	—	—	(1,895)		(1,895)

Cash used for investing activities	(3,239)	—	—	(10,432)	—	(13,671)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	9,615	—	9,615
Repayment of long-term borrowings	—	(3,593)	—	(19,222)	—	(22,815)
Net change in short-term borrowings	11,264	(34)	—	(30,453)	—	(19,223)
Buyback of long-term debt	(32,156)	(1,588)	—	—	—	(33,744)
Dividends received/(paid)	—	(2,665)	—	—	—	(2,665)
Other	481	—	—	—	—	481

Cash provided by (used in) financing activities	(20,411)	(7,880)	—	(40,060)	—	(68,351)

Effect of exchange rate changes on cash	—	—	—	(240)	—	(240)
Increase (decrease) in cash for year	1,987	79	79	(12,456)	—	(10,311)
Cash at beginning of year	548	—	44	34,403	—	34,995

Cash at end of year	$2,535	$79	$123	$21,947	$—	$24,684

Interest	$10,522	$3,920	$—	$6,344		$20,786
Income taxes	6,986	708	—	13,648		21,342

STANDARD COMMERCIAL CORPORATION

SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS

Year ended March 31, 2001

(In thousands)

	Standard Commercial Tobacco Co. Inc. (Issuer)	Standard Commercial Corporation (Guarantor)	Standard Wool Inc. (Guarantor)	Other Subsidiaries (Non- Guarantors)	Eliminations	Total
Cash provided by (used in) operating activities	$12,853	$16,683	$—	$95,955	$—	$125,491
Cash flows from investing activities
Property, plant and equipment
—additions	(1,321)	—	—	(12,934)	—	(14,255)
—disposals	14	—	—	2,919	—	2,933
Business (acquisitions) dispositions	(163)	—	—	(385)	—	(548)

Cash used for continuing operations	(1,470)	—	—	(10,400)		(11,870)
Cash used for discontinued operations	—	—	—	(2,508)		(2,508)

Cash used for investing activities	(1,470)	—	—	(12,908)		(14,378)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	—	—	15,671	—	15,671
Repayment of long-term borrowings	(3,358)	—	—	(13,016)	—	(16,374)
Net change in short-term borrowings	(9,555)	(33)	—	(83,692)	—	(93,280)
Buyback of debentures	—	(14,148)	—	—	—	(14,148)
Dividends received/(paid)	—	(2,622)	—	—	—	(2,622)
Other	1,266	—	—	—	—	1,266

Cash used for financing activities	(11,647)	(16,803)	—	(81,037)	—	(109,487)

Effect of exchange rate changes on cash	—	—	—	608	—	608

Increase (decrease) in cash for year	(264)	(120)	—	2,618	—	2,234
Cash at beginning of year	812	120	—	31,829	—	32,761

Cash at end of year	$548	$—	$—	$34,447	$—	$34,995

Interest	$10,533	$4,644	$—	$13,543		$28,720
Income taxes	6,261	(189)	—	9,648		15,720

QUARTERLY FINANCIAL DATA (UNAUDITED)

The purchasing and processing of tobacco is dependent on agricultural cycles and is seasonal in nature. These cycles and this seasonality, together with the timing of shipments and the variations in the mix of sales, causes quarterly fluctuations in financial results. Quarterly results, dividends and stock prices for the years ended March 31, 2003 and 2002 follow:

In thousands, except share data		June 30	Sep 30	Dec 31	March 31	Year
2003	Sales	$153,189	$203,715	$211,455	$236,155	$804,514
	Gross profit	29,256	42,136	35,163	36,469	143,025
	Income from continuing operations	6,518	16,646	11,974	8,827	43,966
	Discontinued operations	(1,774)	(1,524)	(1,337)	(1,449)	(6,085)
	Net income	4,744	15,122	10,637	7,378	37,881
	Earnings per share—basic	0.35	1.12	0.79	0.55	2.81
	—diluted	0.35	1.04	0.74	0.53	2.66
	Dividends per share	0.05	0.0625	0.0625	0.0625	0.2375
	Market price per share—high	22.44	23.00	18.33	18.00	23.00
	—low	18.06	16.74	14.75	15.69	14.75

2002	Sales	$170,280	$202,999	$196,044	$211,062	$780,385
	Gross profit	22,608	39,518	30,064	40,800	132,990
	Income from continuing operations	3,599	13,878	7,772	11,767	37,016
	Discontinued operations	(509)	(1,517)	(2,119)	(13,074)	(17,219)
	Net Income	3,090	12,361	5,653	(1,307)	19,797
	Earnings per share—basic	0.23	0.93	0.42	(0.10)	1.49
	—diluted	0.23	0.86	0.41	(0.05)	1.47
	Dividends per share	0.05	0.05	0.05	0.05	0.20
	Market price per share—high	18.50	19.84	21.09	19.79	21.09
	—low	10.75	14.13	19.70	15.96	10.75

Standard’s common stock is traded on the New York Stock Exchange under the symbol STW. Market prices shown are the high and low closing prices as reported by the NYSE. At June 12, 2003 there were 544 shareholders of record.